As filed with the U.S. Securities and Exchange Commission on February 2, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOMEA FUSION, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-2520134
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900 Middlefield Road, 4th Floor

Redwood City, California 94063

(Address of Principal Executive Offices)

2021 INCENTIVE AWARD PLAN

2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Thomas Butler

Chief Executive Officer

900 Middlefield Road, 4th Floor

Redwood City, California 94063

(Name and address of agent for service)

(650) 980-9099

(Telephone number, including area code, of agent for service)

Copies to:

Maggie L. Wong	Franco Valle
Alicia M. Tschirhart	Chief Financial Officer
Goodwin Procter LLP	Biomea Fusion, Inc.
3 Embarcadero Center, 28th Floor	900 Middlefield Road, 4th Floor
San Francisco, CA 94111	Redwood City, California 94063
Telephone: (415) 733-6000	Telephone: (650) 980-9099

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Proposed sales to take place as soon after the effective date of the registration statement as awards are granted, exercised or distributed under the 2021 Plan or the ESPP, as applicable.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this registration statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Biomea Fusion, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)

The prospectus  filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), on April 16, 2021, relating to the registration statement on Form S-1, as amended (No. 333-254793), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021;

(c)

The registrant’s Current Reports on Form 8-K and Form 8-K/A filed with the Commission on April  20, 2021, June  17, 2021, June  29, 2021, July 9, 2021, July 12, 2021 and September 17, 2021 (in each case, except for information contained therein which is furnished rather than filed); and

(d)

The description of the registrant’s common stock which is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained in the registrant’s registration statement on Form 8-A (Registration No. 001-40335) filed by the registrant with the SEC on April 14, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation (the “Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware and our amended and restated bylaws (the “Bylaws”) that will limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that:

•	we shall indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may indemnify our employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

we shall advance expenses to our directors and officers and may advance expenses of our employees and agents in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our Bylaws are not exclusive.

Our Certificate of Incorporation and our Bylaws provide for the indemnification provisions described above. We have entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	Date	Number

4.1	Amended and Restated Certificate of Incorporation.	8-K	4/20/21	3.2

4.2	Amended and Restated Bylaws.	8-K	4/20/21	3.4

4.3	Form of Common Stock Certificate.	S-1/A	4/12/21	4.2

5.1	Opinion of Goodwin Procter LLP.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on signature page).					X

99.1(a)	2021 Incentive Award Plan.	S-1	4/12/21	10.4	(a)

99.1(b)	Form of Stock Award Grant Notice and Stock Award Agreement under the 2021 Incentive Award Plan.	S-1	4/12/21	10.4	(b)

99.1(c)	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the 2021 Incentive Award Plan.	S-1	4/12/21	10.4	(c)

99.1(d)	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the 2021 Incentive Award Plan.	S-1	4/12/21	10.4	(d)

99.2	2021 Employee Stock Purchase Plan.	S-1	4/12/21	10.5

107	Filing Fee Table					X

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, this 2nd day of February, 2022.

BIOMEA FUSION, INC.

By:	/s/ Thomas Butler
Thomas Butler
Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Biomea Fusion, Inc., hereby severally constitute and appoint Thomas Butler and Franco Valle, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Thomas Butler	Chief Executive Officer and Director	February 2, 2022
Thomas Butler	(Principal Executive Officer)

/s/ Franco Valle	Chief Financial Officer	February 2, 2022
Franco Valle	(Principal Financial and Principal Accounting Officer)

/s/ Eric Aguiar	Director	February 2, 2022
Eric Aguiar, M.D.

/s/ Bihua Chen	Director	February 2, 2022
Bihua Chen

/s/ Ramses Erdtmann	Director	February 2, 2022
Ramses Erdtmann

/s/ Michael J. M. Hitchock	Director	February 2, 2022
Michael J. M. Hitchcock, Ph.D.

/s/ Sotirios Stergiopoulos	Director	February 2, 2022
Sotirios Stergiopoulos

/s/ Sumita Ray	Director	February 2, 2022
Sumita Ray, J.D.